EXHIBIT 5.1

OPINION OF KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

[LETTERHEAD OF KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP]

June 26, 2006

Bitstream Inc.

245 First Street, 17th Floor

Cambridge, Massachusetts 02142

Registration of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Bitstream Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 2,000,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, reserved for future issuance under the Company’s 2006 Incentive Compensation Plan (the “2006 Plan”) adopted by the Company’s Board of Directors and approved by its stockholders as of June 1, 2006.

You have requested our opinion as to the matter set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended (the “Organizational Documents”) and the corporate actions of the Company that provide for the adoption and subsequent amendments of the 2006 Plan and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the 2006 Plan, the Organizational Documents and the Delaware General Corporation Law, will be validly issued, fully paid, and nonassessable; and (ii) the additional shares of Common Stock that may become issuable under the 2006 Plan by reason of stock dividends, stock splits or other recapitalizations hereafter executed, if and when issued in accordance with the terms of the 2006 Plan and upon compliance with the applicable provisions of law and of the Company’s Organizational Documents, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP
KIRPATRICK & LOCKHART NICHOLSON GRAHAM LLP